Filed Pursuant to Rule 424(b)(2)
Registration No. 333-218903

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 22, 2017)

40,000,000 shares

Nordic American Tankers Limited

COMMON SHARES

Nordic American Tankers Limited is offering for sale 40,000,000 of its common shares.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “NAT.” On December 12, 2017, the closing price of our common shares on the New York Stock Exchange was $3.67 per share.

Investing in our common shares involves a high degree of risk. See the sections entitled “Risk Factors” on page S-9 of this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated herein by reference.

We have granted the underwriters a 30-day option to purchase up to 6,000,000 additional shares.

	Per Share	Total
Public Offering Price	$2.75	$110,000,000
Underwriting Discount (1)(2)	$0.1375	$5,438,150
Proceeds(2)	$2.6125	$104,561,850

(1)	For information on underwriting compensation please see “Underwriting (Conflicts of Interest).”
(2)	The 449,817 common shares sold to members of our board of directors, management and our advisors will be sold at the public offering price. The underwriters will not receive any underwriting discount on the sale of such shares.

Neither the Securities and Exchange Commission nor any state securities commission, nor the Registrar of Companies in Bermuda, nor the Bermuda Monetary Authority, has approved or disapproved these common shares or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the common stock as set forth under the section of this prospectus supplement entitled “Underwriting (Conflicts of Interest).” The underwriters expect to deliver the shares to purchasers on or about December 15, 2017.

Joint Book-Running Managers

Morgan Stanley
Clarksons Platou Securities	DNB Markets	SEB	Seaport Global Securities

December 13, 2017

Nordic Zenith

Nordic Freedom

Prospectus Supplement

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IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus or any sale of our common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Securities and Exchange Commission, or the Commission, that are incorporated by reference in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker market, as a result of

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changes in the petroleum production levels set by the Organization of the Petroleum Exporting Countries, or OPEC, and worldwide oil consumption and storage, changes in our operating expenses, including bunker prices, drydocking and insurance costs, the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hire, failure on the part of a seller to complete a sale of a vessel to us and other important factors, including those under the heading “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our annual report on Form 20-F for the year ended December 31, 2016, as well as those described from time to time in the reports filed by us with the Commission.

This prospectus supplement may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, in other information sent to our security holders, and in other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA, in its policy dated June 1, 2005, provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange is an appointed stock exchange under Bermuda law. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or expressed in this prospectus or any prospectus supplement. Neither this prospectus nor any prospectus supplement needs to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013. Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

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PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with this offering of our common shares and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” included on page S-9 of this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016.

In this prospectus supplement, “we,” “us,” “our,” “the Company” and “NAT” all refer to Nordic American Tankers Limited and all of its subsidiaries. “Nordic American Tankers Limited” refers only to Nordic American Tankers Limited and not its subsidiaries. Terms used in this prospectus supplement will have the meanings described in the accompanying prospectus, unless otherwise specified. The common shares offered by this prospectus supplement include the related preferred share purchase rights. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ option to purchase up to 6,000,000 additional shares is not exercised.

Our Company

Nordic American Tankers Limited was incorporated as an exempted company under the laws of the Islands of Bermuda on June 12, 1995. We maintain our principal offices at the LOM Building, 27 Reid Street, Hamilton HM 11, Bermuda. Our telephone number at such address is (441) 292-7202. We were formed for the purpose of acquiring and chartering double-hull tankers. We are an international tanker company originally formed for the purpose of acquiring and chartering three double-hull Suezmax tankers that were built in 1997. We currently own 33 vessels, including three Suezmax newbuildings currently under construction at Samsung Heavy Industries Co. Ltd., or Samsung, of approximately 157,000 dwt each, which we refer to as the Samsung Newbuildings. We expect that our fleet expansion process will continue over time. The vessels in our fleet are homogenous and interchangeable, which is a business strategy we refer to as the “Nordic American System”.

Our Fleet

Our fleet currently consists of 33 Suezmax crude oil tankers, including the Samsung Newbuildings, which are expected to be delivered to us in June, August and October 2018, respectively. As of September 30, 2017, and September 30, 2016 the Company had five vessels and one vessel, respectively, on long-term time charter agreements. Time charter agreements signed in 2017 have floor rates and mechanisms securing upside benefits. The remaining fleet was operated in the spot market. The vessels are considered homogenous and interchangeable as they have approximately the same freight capacity and ability to transport the same type of cargo.

Most oil companies require CAP 2 notation or better. All relevant vessels in our fleet have, or are in the process of obtaining, CAP 1 notation for Hull as well as Machinery & Cargo. CAP is an abbreviation for Condition Assessment Program.

Vessel	Built	Deadweight Tons
Nordic Harrier	1997	151,459
Nordic Hawk	1997	151,475
Nordic Hunter	1997	151,401
Nordic Voyager	1997	149,591
Nordic Fighter	1998	153,328
Nordic Freedom	2005	159,331

Vessel	Built	Deadweight Tons
Nordic Discovery	1998	153,328
Nordic Saturn	1998	157,331
Nordic Jupiter	1998	157,411
Nordic Moon	2002	160,305
Nordic Apollo	2003	159,998
Nordic Cosmos	2003	159,999
Nordic Sprite	1999	147,188
Nordic Grace	2002	149,921
Nordic Mistral	2002	164,236
Nordic Passat	2002	164,274
Nordic Vega	2010	163,940
Nordic Breeze	2011	158,597
Nordic Aurora	1999	147,262
Nordic Zenith	2011	158,645
Nordic Sprinter	2005	159,089
Nordic Skier	2005	159,089
Nordic Light	2010	158,475
Nordic Cross	2010	158,475
Nordic Luna	2004	150,037
Nordic Castor	2004	150,249
Nordic Sirius	2000	150,183
Nordic Pollux	2003	150,103
Nordic Star	2016	159,000
Nordic Space	2017	159,000
Newbuilding (1)	2018	157,000
Newbuilding (1)	2018	157,000
Newbuilding (1)	2018	157,000

(1)	Vessel under construction at Samsung Heavy Industries Co., Ltd., or Samsung. Expected delivery in June, August and October 2018, respectively.

The technical management of our vessels is handled by companies under direct instructions from NAT. As of the date of this prospectus supplement, the ship management firms of V.Ships Norway AS, Columbia Shipmanagement Ltd, Cyprus and Hellespont Ship Management GmbH & Co KG, Germany, provide the technical management services.

Our former Chief Financial Officer and Executive Vice President, Ms. Turid M. Sørensen, has stepped down from her administrative positions with NAT. She will remain with us in an advisory role until the end of 2017. Ms. Sørensen will be suggested as a new board member soon. Mr. Bjørn Giaever has been appointed as the new Chief Financial Officer of the Company and joined us in October, 2017. Mr. Giaever has more than 20 years of experience in the shipping industry, holding key roles in corporate finance and equity research.

Recent and Other Developments

Recapitalization. On November 28, 2017, we entered into a fully underwritten commitment letter with DNB Bank ASA, an affiliate of one of the underwriters, providing for a senior secured loan facility of up to $375.0 million, or the Backstop Facility, to support the recapitalization of NAT. The Backstop Facility is not intended to be drawn, and is expected to be completed when the recapitalization has been carried through. The recapitalization is expected to encompass a combination of new equity, a new revolving credit facility and an unsecured bond offering. We have engaged DNB Bank ASA, DNB Markets and Skandinaviska Enskilda Banken AB (publ), two of the underwriters, to arrange the unsecured bond offering in connection with the recapitalization.

We plan to fully repay the existing Credit Facility, originally from 2004 as later refinanced in 2012 and then amended in 2015, and expect to enter into a new revolving credit facility in combination with an unsecured bond as part of the recapitalization. Our entering into the new credit facility and issuing the unsecured bonds is dependent on market conditions and our ability to negotiate terms acceptable to us. We may not enter into the new credit facility or issue the unsecured bonds in the anticipated timeframe, or at all. In addition, the closing of the new credit facility and the unsecured bond offering will not be conditioned on the closing of this offering, and this offering is not conditioned on, and is expected to be consummated before, the closing of the new credit facility and the unsecured bond offering. The Backstop Facility along with the proposed unsecured bonds and new revolving credit facility are discussed herein as the recapitalization transactions.

The Backstop Facility will be available for drawing from July 1, 2018 to December 31, 2018, subject to our completion of an equity issuance for gross proceeds of at least $100.0 million and other customary conditions. The Backstop Facility, if utilized and not repaid, will be rolled into a term loan on January 1, 2019 with maturity on November 30, 2020. The Backstop Facility will have no amortization until December 31, 2018, upon and following which date the principal of the loans must be repaid in quarterly installments of $10.0 million. Interest on the loans under the Backstop Facility is initially determined by reference to the London Interbank Offered Rate (subject to a floor) plus an applicable margin, with quarterly increases and an interest rate cap. The initial interest rate will be 8.5%.

The Backstop Facility will be governed by a credit agreement that is expected to contain customary terms, events of default and covenants for a borrower in the shipping industry of a senior secured term loan facility, including negative covenants. The Backstop Facility will contain financial covenants in relation to minimum liquidity, minimum value and book equity. Additionally, under the Backstop Facility, we will be limited to paying dividends, during the period before the Backstop Facility is cancelled, in an amount equal to the lower of $5.0 million in the aggregate or $0.03 per share per quarter. If the Backstop Facility is cancelled and turned into a term loan, we expect that we will be permitted to pay a quarterly dividend in an amount up to 50% of free cash flow.

Under the commitment letter governing the Backstop Facility, we are obligated to pay certain fees that are customary for a committed loan facility of this size and type.

Under the terms of the Backstop Facility, the lender has the right at any time from January 8 to December 31, 2018 to require the Company to proceed with an offering for senior secured high yield bonds of up to $375.0 million or senior unsecured high yield bonds of up to $200.0 million, each with tenor and pricing parameters as set forth in the Backstop Facility.

The Backstop Facility is not intended to be drawn as mentioned above.

Credit Facility. As of the date of this prospectus, we have $443.9 million borrowed under our $500 million revolving credit facility entered into with a syndicate of lenders dated October 26, 2012, as amended, or the Credit Facility.

On December 12, 2017, we entered into an amendment to the credit agreement for our Credit Facility modifying certain of our financial covenants until December 31, 2018. Under the revised terms of the credit agreement, we are unable to draw further on the Credit Facility and our margin is increased by 2.0% for the period until December 31, 2017, and 3.55% thereafter. We can distribute a maximum dividend of $0.03 per share or $3.1 million in the aggregate, subject to a corresponding amount being repaid under the Credit Facility. Further, until June 30, 2018, half of any proceeds received by the Company from the sale of equity, up to $75.0 million, must be used to repay the Credit Facility. We have repaid $3,058,500 on the Credit Facility in relation to the dividend paid out on December 5, 2017. Additionally, the Company undertakes to not make new investments, excluding the Samsung Newbuildings, except for investments made in connection with normal maintenance of the Vessels.

Net Debt per Vessel. As of September 30, 2017, our net debt per vessel was $11.4 million which is approximately equal to the scrap value of each vessel.

Newbuildings. On December 1, 2017, we announced our final agreements for the financing of the outstanding commitments of $39.0 million per ship, due on delivery, for our Samsung Newbuildings with a subsidiary of Ocean Yield ASA. The three newbuildings are expected to be delivered in June, August and October 2018, respectively. Under the terms of the financing agreement, the lending provider will pay 77.5% of the purchase price for each of the three newbuildings. After delivery of each of the vessels, we will enter into ten-year bareboat charter agreements. We have obligations to purchase the vessels upon the completion of the ten-year bareboat charter agreement but also have the flexibility to purchase the vessels after year five and seven. The financing agreement contains certain financial covenants requiring us to maintain a minimum value adjusted equity and ratio; minimum liquidity; and minimum value clause.

Fourth Quarter 2017. The average daily spot market rate earned for our vessels during the fourth quarter of 2017 (through December 11, 2017) is expected to be between $13,000 and $14,000 per vessel per day, which represents an increase from the charter rates of $10,600 per vessel per day earned in the third quarter of 2017. Based on the rates achieved through December 12, 2017, we expect earnings in the fourth quarter of 2017 to improve from our earnings in the third quarter of 2017. We expect 2018 to show improved tanker market rates compared to the rates achieved to date in 2017.

Dividends. On October 19, 2017, we declared a cash dividend of $0.03 per share with respect to the third quarter of 2017. Payment of the cash dividend took place December 5, 2017. This offering will be ex-dividend and common shares offered by this prospectus supplement will not be paid the dividend declared for the third quarter of 2017.

On August 31, 2017, we paid a dividend, which included a cash dividend of $0.10 per share and a distribution of an aggregate of 4,024,745 common shares of NAO, which were owned by the Company. Each of our shareholders that held 250 or more of our common shares received one NAO common share per 24.4 NAT common shares, which we recognized at a cash value of $0.05 per share. Fractional shares were compensated by a cash dividend based on the closing price of NAO shares on the NYSE on July 20, 2017, which was $1.22. Each of our shareholders that held 249 or fewer shares received an additional cash dividend of $0.05 per common share. In connection to the above distribution of NAO shares, we recorded a loss of $0.7 million related to the distribution of shares. Following this distribution, we owned 16.1% of the outstanding common shares of NAO.

Our board of directors is submitting for approval at our shareholder’s meeting in December 2017 the reduction of the entirety of the Company’s share premium account, of approximately $215.4 million, to zero and the credit of the same amount to the Company’s contributed surplus account, as of December 29, 2017. Share premium is the amount of paid in share capital which exceeds the aggregate par value of the outstanding common shares, par value $0.01 per share. The reason for the reduction is primarily to increase the ability of the Company to declare and distribute dividends and distributions to the Company’s shareholders.

Nordic American Offshore. In March 2017, Nordic American Offshore Ltd. (NYSE: NAO), or NAO, completed a follow-on offering of its common shares in which NAT participated with $10.0 million. Following the investment, NAT owned 22.6% of NAO. As a consequence of the reduced holdings from 29.1% to 22.6% in NAO, NAT recorded a dilution charge (non-cash) of $2.6 million in the first quarter of 2017. Our Chairman, President and CEO with immediate family participated with $2.0 million in the above offering.

On August 31, 2017, we paid a dividend, which included a cash dividend of $0.10 per share and a distribution of an aggregate of 4,024,745 common shares of NAO, which were owned by the Company. Each of our shareholders that held 250 or more of our common shares received one NAO common share per 24.4 NAT common shares, which we recognized at a cash value of $0.05 per share. Fractional shares were compensated by a cash dividend based on the closing price of NAO shares on the NYSE on July 20, 2017, which was $1.22. Each of our shareholders that held 249 or fewer shares received an additional cash dividend of $0.05 per common share. In connection to the above distribution of NAO shares, we recorded a loss of $0.7 million. Following this distribution, we owned 16.1% of the outstanding common shares of NAO.

In addition to the above transactions, in August 2014, we distributed 699,802 of our NAO shares received in connection with NAO’s initial public offering to our shareholders as a dividend-in-kind, reducing our ownership to 17.1%.

The Offering

Common shares offered by this prospectus supplement	40,000,000 common shares (or 46,000,000 common shares, assuming full exercise of the underwriters’ option to purchase additional shares).

Common shares to be outstanding immediately after this offering	141,969,666 common shares, including 22,000 treasury shares (or 147,969,666 common shares, assuming full exercise of the underwriters’ option to purchase additional shares).

Rights Plan	Each common share offered hereby is being offered with one preferred share purchase right to purchase one one-thousandth of a Series A Participating Preferred Share of the Company at an exercise price of $30.00, subject to adjustment. See “Description of Share Capital—Shareholders Rights Plan” in the accompanying prospectus.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses relating to this offering, will be approximately $103.9 million, assuming no exercise underwriters’ option to purchase additional shares, or $119.5 million, assuming the underwriters’ full exercise of the option to purchase additional shares. We intend to use the net proceeds of this offering, together with the proceeds from recapitalization transactions to repay outstanding amounts under our Credit Facility, general corporate purposes and expansion of our fleet. We refer you to the section entitled “Use of Proceeds.”

New York Stock Exchange Symbol	“NAT”

Risk Factors	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated by reference in this prospectus supplement, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we may be provided in connection with this offering of our common shares pursuant to this prospectus supplement and the accompanying prospectus.

Conflicts of Interest	Skandinaviska Enskilda Banken AB (publ) (“SEB”) and an affiliate of DNB Markets, Inc. are lenders under our Credit Facility and will receive at least 5% of the net offering proceeds of this offering. See “Use of Proceeds.” Therefore, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the rule.

The number of shares to be outstanding after this offering is based on 101,969,666 common shares issued and outstanding including 22,000 treasury shares as of the date of this prospectus supplement and excludes (i) 1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Share Purchase Plan; and (ii) the underwriters’ option to purchase up to 6,000,000 additional shares. See “Underwriting (Conflicts of Interest).”

We currently have an authorized share capital amount of 180,000,000 common shares, par value $0.01 per share.

Summary Financial Information

The following table provides our summary consolidated financial data and other data as of the dates and for the periods shown. Our summary consolidated statements of operations data and other financial data for the years ended December 31, 2014, 2015 and 2016, are derived from our audited consolidated financial statements set forth in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, as incorporated by reference herein. Our summary consolidated statements of operations data and other financial data for the nine months ended September 30, 2017 and 2016 and our selected balance sheet data at September 30, 2017 are derived from our unaudited consolidated condensed financial statements set forth in our Report on Form 6-K filed on December 12, 2017 and incorporated by reference herein, and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement thereof. Our interim results are not necessarily indicative of our results for the entire year or for any future periods.

The summary consolidated financial data and other data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated and unaudited consolidated condensed financial statements, including the related notes thereto, which are incorporated by reference herein, and “Item 5. Operating and Financial Review and Prospects” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated by reference herein.

SELECTED CONSOLIDATED FINANCIAL DATA	Nine months ended,		Year ended December 31,
All figures in thousands of USD except share data	September 30, 2017	September 30, 2016	2016	2015	2014
Voyage Revenues	224,558	272,354	357,451	445,738	351,049
Voyage Expenses	(106,599)	(88,104)	(125,987)	(158,656)	(199,430)
Vessel Operating Expense	(65,339)	(58,579)	(80,266)	(66,589)	(62,500)
General and Administrative Expenses	(8,556)	(10,376)	(12,296)	(9,790)	(14,863)
Depreciation Expenses	(76,172)	(66,320)	(90,889)	(82,610)	(80,531)
Received Settlement	—	—	5,328	—	—
Fees for Provided Services	—	—		—	1,500
Net Operating Income (Loss)	(32,108)	48,975	53,341	128,093	(4,775)

Interest Income	265	91	215	114	181
Interest Expense	(14,022)	(7,897)	(11,170)	(10,855)	(12,244)
Equity (Loss) Income from Associate	(7,450)	(6,422)	(46,642)	(2,462)	1,559
Gain on Shares	—	—	—	—	3,286
Other Financial Expense	(289)	(51)	(200)	(263)	(1,173)
Total Other Expenses	(21,496)	(14,279)	(57,797)	(13,467)	(8,391)
Net Income (Loss)	(53,604)	34,696	(4,456)	114,627	(13,166)

Basic Earnings (Loss) per share	(0.53)	0.39	(0.05)	1.29	(0.15)
Diluted Earnings (Loss) per share	(0.53)	0.39	(0.05)	1.29	(0.15)
Cash Dividends Declared per share	0.50	1.11	1.37	1.38	0.61
Basic Weighted Average Shares Outstanding	101,969,666	89,361,814	92,531,001	89,182,001	85,401,179
Diluted Weighted Average Shares Outstanding	101,969,666	89,361,814	92,531,001	89,182,001	85,401,179

Other financial data:
Net cash Provided by (Used in) operating activities	37,042	124,275	127,786	174,391	57,479
Cash Dividends paid	(51,168)	(99,142)	(125,650)	(123,071)	(54,069)

Selected Balance Sheet Data (at period end):
Cash and cash equivalents	31,147	151,550	82,170	29,889	100,736
Total assets	1,247,098	1,416,246	1,349,904	1,239,194	1,169,024
Total long-term debt	443,865	442,472	442,820	324,568	247,768
Common stock	1,020	1,020	1,020	892	892
Total shareholders’ equity	761,872	936,725	871,049	880,721	888,911

RISK FACTORS

Investing in our common shares involves risks. You should carefully consider the risks set forth below and discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with this offering of our common shares pursuant to this prospectus supplement and the accompanying prospectus.

The incurrence of indebtedness to refinance our existing Credit Facility may impact our financial position and subject us to additional financial and operating restrictions.

On November 28, 2017, we entered into a fully underwritten commitment letter with DNB Bank ASA, an affiliate of one of the underwriters, providing for the $375.0 million Backstop Facility, to support the recapitalization of NAT. The facility is not intended to be drawn and is expected to be cancelled when the recapitalization has been completed. We plan to fully repay the existing Credit Facility and enter into a new revolving credit facility that will be part of our new capital structure. An unsecured bond is also expected to be part of the recapitalization package. If we are unable to raise capital on acceptable terms, we may need to rely on our Backstop Facility, which may result in substantially higher borrowing costs and a shorter maturity than those from other anticipated financing alternatives. In addition, the Backstop Facility may include more restrictive negative covenants and financial covenants than the proposed unsecured bonds and new revolving credit facility. Under the terms of the Backstop Facility, the lender has the right at any time from January 8 to December 31, 2018 to require us to proceed with an offering of senior secured high yield bonds of up to $375.0 million or senior unsecured high yield bonds of up to $200.0 million, each with tenor and pricing parameters as set forth in the Backstop Facility, which bonds may carry a higher interest rate than the Backstop Facility. See “Prospectus Supplement Summary—Recent Developments—Recapitalization.”

The incurrence of indebtedness will subject us to additional financial and operating covenants, which may limit our flexibility in responding to our business needs and to continue the way in which we operate our business. A prolonged unfavorable charter rate environment, material declines in vessel values, unanticipated capital expenditures and other unexpected non-recurring items could impact our ability to service our debt and comply with covenants. If we are not able to maintain compliance with stated financial covenants or if we breach other covenants in any debt agreement, we could be in default under such agreement. Such a default may allow our creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies, and to foreclose on the collateral securing such indebtedness, which could constitute all or substantially all of our assets.

Our overall leverage and terms of our financing may, among other things, limit our ability to:

•	pay dividends and make capital expenditures;

•	create or allow to subsist any security interest over any of our vessels;

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel;

•	sell our vessels;

•	merge or consolidate with, or transfer all or substantially all of our assets to another person;

•	obtain additional financing in the future for working capital, capital expenditures and acquisitions;

•	satisfy our obligations under the terms of our indebtedness;

•	refinance our indebtedness on terms acceptable to us or at all;

•	enter into a new line of business or adjust to changing business and market conditions, increasing our vulnerability to general adverse economic and industry conditions; and

•	maintain adequate liquidity.

We are limited in our ability to make dividend payments due to the terms of our debt. Under the terms of the amendment to our Credit Facility entered into on December 12, 2017, we can distribute a maximum dividend of $3.1 million in the aggregate or $0.03 per share, subject to a corresponding amount being repaid under the Credit Facility. Additionally, under the Backstop Facility, we will be limited to paying dividends, during the period before the Backstop Facility is cancelled, in an amount equal to the lower of $5.0 million in the aggregate or $0.03 per share per quarter.

We operate in a cyclical and volatile industry and cannot guarantee that we will continue to make cash distributions

We have made cash distributions quarterly since October 1997. It is possible that our revenues could be reduced as a result of decreases in charter rates, which can be difficult to predict and volatile, or that we could incur other expenses or contingent liabilities that would reduce or eliminate the cash available for distribution as dividends. Our Credit Facility prohibits the declaration and payment of dividends if we are in default under the Credit Facility. Our new credit facility or Backstop Facility, as applicable, may also contain covenants restricting our ability to declare and pay dividends. For more information, please see “Prospectus Supplement Summary—Recent Developments—Credit Facility” and “Prospectus Supplement Summary—Recent Developments—Recapitalization.” We may not continue to pay dividends at rates previously paid or at all. If we do not pay dividends, the market price for our common shares must appreciate for investors to realize a gain on their investment. This appreciation may not occur and our common shares may in fact depreciate in value, in part because of any future decreases in or elimination of our dividend payments.

Ineffective internal controls could impact the Company’s business and financial results

The Company’s internal controls over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Company fails to maintain the adequacy of its internal controls, including any failure to implement required new or improved controls, or if the Company experiences difficulties in their implementation, the Company’s business and financial results could be harmed and the Company could fail to meet its financial reporting obligations.

For example, in connection with management’s evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, management determined that the Company did not maintain effective controls over analysis and budgeting procedures in relation to assessing uncertainties about its ability to continue as a going concern in accordance with ASU 2014-15. Management determined that the ineffective controls over going concern constitute a material weakness. See “Item 15: Controls and Procedures” of the our Annual Report Form 20-F for the year ended December 31, 2016, for a discussion of the material weakness. We developed a remediation plan that included implementing additional monitoring controls through revising and formalizing the process of going concern analysis and enhancing the formality and rigor of review procedures and models used to confirm the going concern analysis for at least a twelve-month period. The new controls have been put in place but will not be tested until our 2017 audit. If the new controls being implemented to address the material weakness and to strengthen the overall internal control over accounting for going concern are not designed or do not operate effectively, or if the Company is unsuccessful in implementing or following these new processes or is otherwise unable to remediate this material weakness, this may result in untimely or inaccurate reporting of the Company’s financial condition or results of operations.

We may use the net proceeds of this offering for purposes with which you do not agree.

We intend to use the net proceeds of this offering, together with the proceeds from recapitalization transactions, to repay all outstanding amounts under our Credit Facility, plus accrued and unpaid interest and premiums. Any additional proceeds will be used for working capital and general corporate purposes. Our management will have significant flexibility and broad discretion to use the net proceeds from this offering and may use the net proceeds of this offering for purposes with which you do not agree. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use the net proceeds of this offering. Please see “Use of Proceeds.”

We have antitakeover protections which could prevent a change in our control.

We have antitakeover protections which could prevent a change in our control. For example, on June 16, 2017, our Board of Directors, or our Board, adopted a shareholders rights agreement and declared a dividend of one preferred share purchase right to purchase one one-thousandth of a Series A Participating Preferred Share of the Company for each outstanding common share, par value $0.01 per share. The dividend was payable on June 26, 2017 to shareholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a Series A Participating Preferred Share of the Company at an exercise price of $30.00, subject to adjustment. We can redeem the rights at any time prior to a public announcement that a person or group has acquired ownership of 15% or more of the Company’s common shares. This shareholders rights plan was designed to enable us to protect shareholder interests in the event that an unsolicited attempt is made for a business combination with, or a takeover of, the Company. Our shareholders rights plan is not intended to deter offers that our Board determines are in the best interests of our shareholders.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us may decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline or the volatility in the market price of our common stock may increase.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses relating to this offering, will be approximately $103.9 million, assuming no exercise underwriters’ option to purchase additional shares, or $119.5 million, assuming the underwriters’ full exercise of the option to purchase additional shares. We intend to use the net proceeds of this offering, together with the proceeds from the recapitalization transactions, to repay outstanding amounts under our Credit Facility, which matures in December 2020 and currently has an interest rate of London Interbank Offered Rate (LIBOR) plus 4.45%, general corporate purposes and expansion of our fleet.

Our management will have significant flexibility and broad discretion to use the net proceeds from this offering and may use the net proceeds of this offering for purposes with which you do not agree. See “Risk Factors—We may use the net proceeds of this offering for purposes with which you do not agree.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2017 on a historical basis and on an as adjusted basis to give effect to:

•	the payment on December 5, 2017 of a cash dividend of $0.03 per common share, or an aggregate of approximately $3.1 million, in respect of the third quarter of 2017;

•	the repayment of $3,058,500 toward the Credit Facility made in relation to the dividend paid on December 5, 2017;

•	and on a further adjusted basis to give effect to this offering and the use of net proceeds therefrom.

The following table does not reflect any common shares that may be sold to the underwriters upon exercise of their option to purchase additional common shares. If the underwriters exercise their option to purchase additional common shares, we expect that the proceeds would be used to repay a portion of the borrowings under the our Credit Facility, which would reduce, by a corresponding amount, the proposed debt incurred in the recapitalization transactions or under the Backstop Facility, as applicable.

You should read the adjusted capitalization table information below in connection with “Use of Proceeds” and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus.

	September 30, 2017
Dollars in thousands	Actual	As Adjusted	As Further Adjusted
Debt:
Credit Facility (1)	443,865	440,806	440,806

Total debt	443,865	440,806	440,806
Shareholders’ equity:
Common shares, $0.01 par value, outstanding actual (101,969,666 shares, including 22,000 treasury shares), as adjusted (101,969,666 shares including 22,000 treasury shares) and as further adjusted (141,969,666 shares including 22,000 treasury shares) (2)	1,020	1,020	1,420
Additional paid-in capital (2) (3)	235,406	235,406	338,868
Contributed Surplus (4)	584,394	581,336	581,336
Accumulated other Comprehensive Income	(888)	(888)	(888)
Retained deficit	(58,060)	(58,060)	(58,060)

Total shareholders’ equity (4)	761,872	758,814	862,675

Total capitalization	1,205,737	1,199,620	1,303,481

(1)	Outstanding amounts under our revolving credit facility were $447.0 million as of September 30, 2017. As of September 30, 2017, we were unable to borrow additional amounts under our Credit Facility.
(2)	Common shares and additional paid-in capital exclude (i) 1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Stock Purchase Plan; and (ii) the underwriters’ option to purchase up to additional 6,000,000 shares. Common shares and additional paid-in capital do not reflect the reduction of the entirety of the Company’s share premium account, of approximately $215.4 million, to zero and the credit of the same amount to the Company’s contributed surplus account, which we expect to occur on or about December 29, 2017 following shareholder approval at our annual meeting.
(3)	Additional paid-in capital, as further adjusted, includes estimated fees and expenses of approximately $700,000 relating to this offering.
(4)	Contributed surplus and total shareholders’ equity, as adjusted, reflect a reduction of $3.1 million related to our payment of our third quarter 2017 dividend of $0.03 per share. The offering will be ex-dividend and common shares offered by this prospectus supplement will not be paid the dividend declared for the third quarter of 2017.

SHARE HISTORY AND MARKETS

Since November 16, 2004, the primary trading market for our common shares has been the NYSE, on which our shares are listed under the symbol “NAT.” You should carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading “Share History and Markets” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016.

The following table below sets forth the high and low market prices for each of the periods indicated for shares of our common shares as reported by the NYSE:

	NYSE HIGH	NYSE LOW
For the quarter ended:
March 31, 2017	$9.28	$7.65
June 30, 2017	$8.55	$5.60
September 30, 2017	$6.52	$4.53

The high and low market prices for our common shares by month since May 2017 have been as follows:

	NYSE HIGH	NYSE LOW
For the month:
May 2017	$8.19	$5.60
June 2017	$6.30	$5.82
July 2017	$6.52	$5.82
August 2017	$5.75	$4.53
September 2017	$5.50	$5.03
October 2017	$5.76	$4.44
November 2017	$4.53	$3.98
December 2017	$4.07	$3.53

*	As of December 12, 2017

DIVIDEND POLICY

Our policy is to declare quarterly dividends to shareholders as decided by the Board. The dividend to shareholders could be higher than the operating cash flow or the dividend to shareholders could be lower than the operating cash flow after reserves as the Board may from time to time determine are required, taking into account contingent liabilities, the terms of our revolving credit facility, our other cash needs and the requirements of Bermuda law.

Total dividends distributed in 2016 were $125.7 million or $1.37 per share. The quarterly dividend payments per share in 2017, 2016, 2015, 2014, 2013 and 2012 have been as follows:

Period	2017		2016	2015	2014		2013	2012
1st Quarter	$0.20		$0.43	$0.22	$0.12		$0.16	$0.30
2nd Quarter	0.20		0.43	0.38	0.23		0.16	0.30
3rd Quarter	0.15	†	0.25	0.40	0.28	*	0.16	0.30
4th Quarter	0.03		0.26	0.38	0.14		0.16	0.30
Total			$1.37	$1.38	$0.77		$0.64	$1.20

*	Includes $0.16 per share distributed as dividend-in-kind.
†	Includes $0.05 per share distributed as dividend-in-kind.

TAX CONSIDERATIONS

Please see the section titled “Additional Information—Taxation” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016.

CERTAIN ERISA CONSIDERATIONS

The following discussion is a summary of certain considerations associated with the purchase of our common stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA), (ii) plans, individual retirement accounts (IRAs) and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the Code), (iii) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements( (each such plan and entity, an ERISA Plan) and (iv) plans that are subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, Similar Laws) and entities whose underlying assets are considered to include “plan assets” of such plans (each such plan and entity, an Other Plan).

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Because of the nature of our business as an operating company and the fact that we have no U.S. affiliates or U.S. operations, it is not likely that we would be considered a party in interest or a disqualified person with respect to any ERISA Plan or that our assets would be considered to be “plan assets” of any such ERISA Plan. However, a prohibited transaction within the meaning of ERISA and the Code may result if our common stock is acquired by an ERISA Plan to which an underwriter is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many.

Governmental plans, certain church plans and foreign plans, while not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before purchasing our common shares.

None of the information provided in this prospectus supplement, including any information incorporated by reference, is impartial investment advice or advice given in a fiduciary capacity.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common shares on behalf of, or with the assets of, any ERISA Plan, or any Other Plan, consult with their counsel regarding the matters described herein.

Representation

By acceptance of any shares of common stock, each purchaser and subsequent transferee of shares of common stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire the shares of common stock constitutes assets of any ERISA Plan or other Plan (collectively, Plans) or (ii) the purchase of the shares of common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Additionally, if any initial purchaser of shares of common stock is using assets of any Plan to acquire shares of common stock, such initial purchaser will be deemed to represent that (i) none of us, the underwriters, and any of our or their respective affiliates has acted as the Plan’s fiduciary, or has been relied upon for any advice, with respect to the purchaser’s decision to acquire shares of common stock and none of us, the underwriters, and any of our or their respective affiliates shall be relied upon as the Plan’s fiduciary with respect to any decision to acquire shares of common stock and (ii) the decision to invest in shares of common stock has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c)(1), as amended from time to time, or the Fiduciary Rule, who: (a) is independent of us and the underwriters; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (including the purchase of shares of common stock) within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA, Section 4975 of the Code or Similar Law, as applicable) with respect to the purchaser’s investment in shares of common stock and is responsible for exercising independent judgment in evaluating the investment in shares of common stock; (d) is either: (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended, or the Advisers Act, or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such an ERISA Plan; (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Securities Exchange Act of 1934, as amended; and/or (E) an Independent Fiduciary (not described in clauses (A), (B), (C) or (D) above) that holds or has under management or control total assets of at least $50 million, provided that, in the case of clause (E), such Independent Fiduciary may not be a participant or beneficiary of an ERISA Plan investing in shares of common stock in such capacity or a relative of any such participant or beneficiary, nor an owner of the investing IRA or the person for whose benefit such IRA was established or any relative of such owner or such person; (e) is aware of and acknowledges that (I) none of us, the underwriters, and any of our or their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the initial purchaser’s investment in shares of common stock, (II) we, the underwriters, and our and their respective affiliates have a financial interest in the initial purchaser’s investment in shares of common stock on account of the fees and/or other remuneration or benefits we or they expect to receive in connection with transactions contemplated hereunder and (III) none of us, the underwriters, and any of our or their respective affiliates will receive any fee or other compensation directly from the Plan or its fiduciary for the provision of investment advice (as opposed to other services) in connection with the acquisition of shares of common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	24,000,000
Clarksons Platou Securities, Inc.	12,000,000
DNB Markets, Inc.	1,200,000
Seaport Global Securities LLC	1,600,000
Skandinaviska Enskilda Banken AB (publ)	1,200,000

Total:	40,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus supplement if any such common shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters’ option to purchase additional shares described below.

Common shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any common shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.0825 per share from the public offering price. If all the common shares are not sold at the public offering price, the representative may change the offering price and the other selling terms. The offering of the common shares by the underwriters is subject to receipt and acceptances and is subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 6,000,000 additional common shares at the price set forth in the next paragraph. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise of the underwriters’ option to purchase up to an additional                  common shares.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$2.75	$110,000,000	$126,500,000
Underwriting discounts and commissions to be paid by us(1)	$0.1375	$5,438,150	$6,263,150
Proceeds, before expenses, to us(1)	$2.6125	$104,561,850	$120,236,850

(1)	The 449,817 common shares sold to members of our board of directors, management and our advisors will be sold at the public offering price. The underwriters will not receive any underwriting discount on the sale of such shares.

At our request, the underwriters have reserved for sale an aggregate of 449,817 common shares for certain members of our board of directors, management, and advisors at the same terms as all other investors, which includes 363,636 common shares to be purchased by our Chairman and Chief Executive Officer. The shares sold to these individuals will be subject to the lock-up agreements discussed below. The underwriters will not receive any proceeds from the common shares sold to these individuals.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $700,000. We agreed to reimburse the underwriters for certain expenses in connection with certain Financial Industry Regulatory Authority and “Blue Sky” matters.

Our common shares are listed on the New York Stock Exchange under the trading symbol “NAT.”

We and each of the directors and members of senior management of NAT and the Manager listed under the caption “Directors and Senior Management” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 have agreed that, subject to specified exceptions, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement, or the restricted period:

•	directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or any other right to sell, pledge, borrow or otherwise dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares or make any announcement of any of the foregoing;

•	establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated thereunder) with respect to any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

•	enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any common shares or any securities convertible into or exercisable or exchangeable for common shares; whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters; or

•	the issuance by the Company of common shares upon the grant and exercise of options under, or the issuance and sale of shares pursuant to, employee stock option plans in effect on the date hereof, as described in the this prospectus supplement or the accompanying prospectus.

With respect to such officers and directors, the restrictions described above do not apply (a) to bona fide gifts, provided the recipient thereof agrees in writing to be bound by the restrictions described above, (b) on death, by will or intestacy, (c) to dispositions to an immediate family member or to any trust, partnership or other entity for the direct or indirect benefit of such officer or director and/or immediate family member, provided that such immediate family member, trust, partnership or other entity agrees in writing to be bound by the restrictions described above, or (d) pursuant to a court order or settlement agreement approved by a court of competent jurisdiction.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the option to purchase additional shares. The underwriters may also sell common shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Morgan Stanley & Co. LLC (1585 Broadway, New York, New York 10036), Clarksons Platou Securities, Inc. (280 Park Avenue, 21st Floor, New York, New York 10017), DNB Markets Inc. (200 Park Avenue, New York, New York 10166), Seaport Global Securities LLC (360 Madison Avenue, 21st Floor, New York, New York 10017) and Skandinaviska Enskilda Banken AB (publ) (Filipstad Brygge 1, N-0252 Oslo, Norway) and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Certain of the underwriters and their affiliates, including SEB and an affiliate of DNB Markets, Inc., are lenders under our Credit Facility. Our Backstop Facility is underwritten by an affiliate of DNB Markets, Inc. and we have engaged DNB Bank ASA, DNB Markets and SEB to arrange the unsecured bond offering in connection with the recapitalization.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Clarksons Platou Securities AS; DNB Bank ASA, DNB Markets (“DNB Bank ASA, DNB Markets”) and SEB are not US registered broker-dealers and, therefore, intend to participate in the offering outside of the United States and, to the extent that any offering by Clarksons Platou Securities AS, DNB Bank ASA, DNB

Market or SEB is within the United States, Clarksons Platou Securities AS, DNB Bank ASA, DNB Markets and SEB will offer to and place securities with investors through Clarksons Platou Securities, Inc., DNB Markets, Inc. and SEB Securities Inc. respectively, affiliated US broker-dealers. The activities of Clarksons Platou Securities AS, DNB Bank ASA, DNB Markets and SEB in the United States will, in each case, be effected only to the extent permitted by Rule 15a-6 under the Exchange Act.

SEB and an affiliate of DNB Markets, Inc. are lenders under our Credit Facility and will receive at least 5% of the net offering proceeds of this offering. See “Use of Proceeds.” Therefore, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the rule. DNB Markets, Inc. and SEB Securities Inc. will not confirm sales of the securities to any account over which they exercise discretionary authority without the prior written approval of the customer.

Selling Restrictions

Canada

The common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, and each a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the common shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares of our common stock in, from or otherwise involving the United Kingdom.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the common shares.

Accordingly, the common shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Hong Kong

The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

SEC registration fee	$57,950	*
Printing and engraving expenses	$200,000
Legal fees and expenses	$185,000
Accounting fees and expenses	$205,000
Miscellaneous	$52,050

Total	$700,000

*	Previously paid

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States law and by MJM Limited, Hamilton, Bermuda, with respect to matters of Bermuda law. The underwriters will be represented by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nordic American Tankers Limited and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the two-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2016 consolidated financial statements refers to a change in the method of accounting for debt issuance costs.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states Nordic American Tankers Limited lacked effective controls to ensure the proper application of ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.

The consolidated financial statements of Nordic American Offshore Ltd. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The 2014 consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of shareholders’ equity, and consolidated statement of cash flows (including the effects of the retrospective adjustments to the consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of shareholders’ equity, and consolidated statement of cash flows) have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report incorporated by reference in the registration statement (which report expresses an unqualified opinion on the consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of shareholders’ equity, and consolidated statement of cash flows and includes an explanatory paragraph relating to the adjustment for the accounting change in the investment in Nordic American Offshore Ltd. discussed in Note 4). The retrospective adjustments to the 2014 consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of shareholders’ equity, and consolidated statement of cash flows have been audited by Deloitte AS. The 2014 consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of shareholders’ equity, and consolidated statement of cash flows included in this Registration Statement have been so included in reliance upon the report of Deloitte AS given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings made with the Commission on Form 20-F and any other future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act that indicate that they are incorporated by reference herein until the termination of this offering. Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the Commission unless such documents state that they are incorporated by reference into this prospectus.

•	Our Annual Report on Form 20-F and 20-F/A for the fiscal year ended December 31, 2016, both filed with the Commission on May 1, 2017, which contain audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Our Report of Foreign Private Issuer on Form 6-K filed with the Commission on December 12, 2017, which contains unaudited consolidated condensed financial statements for the most recent interim period for which those statements have been filed.

•	The description of our preferred share purchase rights set forth in our Registration Statement on Form 8-A, filed with the Commission on June 16, 2017.

•	The description of our common shares set forth in our Registration Statement on Form 8-A, filed with the Commission on November 12, 2004, as amended.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Nordic American Tankers Limited

Attn: The Secretary

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

Prospectus

$500,000,000

NORDIC AMERICAN TANKERS LIMITED

Common Shares, Preferred Share Purchase Rights, Preferred Shares,

Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we may periodically offer:

(1)	our common shares (including preferred share purchase rights),

(2)	our preferred shares,

(3)	our debt securities,

(4)	our warrants,

(5)	our purchase contracts

(6)	our rights, and

(7)	our units.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves a high degree of risk. See the section entitled “Risk Factors” on page 4 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 22, 2017.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with accounting principles generally accepted in the United States of America, or “U.S. GAAP.” We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell our common shares (including preferred share purchase rights), preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we have filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Other than in the United States, no action has been taken by us or any underwriters that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA, in its policy dated June 1, 2005, provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange is an appointed stock exchange under Bermuda law. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or expressed in this prospectus or any prospectus supplement. Neither this prospectus nor any prospectus supplement needs to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013. Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

Notwithstanding the above general permission, the BMA has granted the Company permission, subject to the common shares of the Company being listed on an appointed stock exchange, to issue, grant, create, sell and transfer any of the Company’s shares, stock, bonds, notes (other than promissory notes), debentures, debenture stock, units under a unit trust scheme, shares in an oil royalty, options, warrants, coupons, rights and depository receipts, or collectively, the Securities, to and among persons who are either resident or non-resident of Bermuda for exchange control purposes, whether or not the Securities are listed on an appointed stock exchange. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

PROSPECTUS SUMMARY

This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our consolidated financial statements and related notes contained herein and therein, before making an investment decision. Unless we specify otherwise, all references in this prospectus to “we,” “our,” “us” and the “Company” refer to Nordic American Tankers Limited. We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

Nordic American Tankers Limited was formed on June 12, 1995 under the laws of the Islands of Bermuda. We were formed for the purpose of acquiring and chartering double-hull tankers. We are an international tanker company originally formed for the purpose of acquiring and chartering three double-hull Suezmax tankers that were built in 1997. We currently own 33 vessels, including three newbuildings currently under construction, of approximately 156,000 dwt each. We expect that our fleet expansion process will continue over time. The vessels in our fleet are homogenous and interchangeable, which is a business strategy we refer to as the “Nordic American System”.

Our Fleet

Our fleet currently consists of 33 Suezmax crude oil tankers, including three newbuildings currently under construction, of approximately 156,000 dwt each. All of our vessels are employed in the spot market. The vessels are considered homogenous and interchangeable as they have approximately the same freight capacity and ability to transport the same type of cargo.

Vessel	Built	Deadweight Tons	Delivered
Nordic Harrier	1997	151,459	1997
Nordic Hawk	1997	151,475	1997
Nordic Hunter	1997	151,401	1997
Nordic Voyager	1997	149,591	2004
Nordic Fighter	1998	153,328	2005
Nordic Freedom	2005	159,331	2005
Nordic Discovery	1998	153,328	2005
Nordic Saturn	1998	157,331	2005
Nordic Jupiter	1998	157,411	2006
Nordic Moon	2002	160,305	2006
Nordic Apollo	2003	159,998	2006
Nordic Cosmos	2003	159,999	2006
Nordic Sprite	1999	147,188	2009
Nordic Grace	2002	149,921	2009
Nordic Mistral	2002	164,236	2009
Nordic Passat	2002	164,274	2010
Nordic Vega	2010	163,940	2010
Nordic Breeze	2011	158,597	2011
Nordic Aurora	1999	147,262	2011
Nordic Zenith	2011	158,645	2011
Nordic Sprinter	2005	159,089	2014

Vessel	Built	Deadweight Tons	Delivered
Nordic Skier	2005	159,089	2014
Nordic Light	2010	158,475	2015
Nordic Cross	2010	158,475	2015
Nordic Luna	2004	150,037	2016
Nordic Castor	2004	150,249	2016
Nordic Sirius	2000	150,183	2016
Nordic Pollux	2003	150,103	2016
Nordic Star	2016	159,000	2016
Nordic Space	2017	159,000	2017
Newbuilding (1)	2018	157,000	2018	(2)
Newbuilding (1)	2018	157,000	2018	(2)
Newbuilding (1)	2018	157,000	2018	(2)

(1)	Vessel under construction at Samsung.
(2)	Expected delivery during the second half of 2018.

Employment of Our Fleet

It is our policy to operate our vessels either in the spot market or on short term time charters.

Spot Charters : Tankers operating in the spot market are typically chartered for a single voyage which may last up to several weeks. Under a spot charter, revenue is generated from freight billing, as we are responsible for paying voyage expenses and the charterer is responsible for any delay at the loading or discharging ports. When our tankers are operating on spot charters, the vessels are traded fully at the risk and reward of the Company. The Company considers it appropriate to present this type of arrangement on a gross basis in the Statements of Operations. For further information concerning our accounting policies, please see Note 2 to our audited consolidated financial statements in our Annual Report on Form 20-F for the year ended December 31, 2016, as amended.

Time Charters: Under a time charter, the charterer pays for the voyage expenses, such as port, canal and fuel costs, while the shipowner pays for vessel operating expenses, including, among other costs, crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs and costs relating to a vessel’s intermediate and special surveys.

Technical Management

The Company has outsourced the technical management of its vessels to third-party companies operating under our supervision and instruction. The compensation under the technical management agreements is in accordance with industry standards.

Recent Developments

On April 19, 2017 the Company declared a dividend of $0.20 per share for the first quarter of 2017, to shareholders of record May 22, 2017. The dividend was paid on June 8, 2017.

On May 30, 2017, we announced that our Chief Financial Officer, or the CFO, will be suggested as a new Board Member of Nordic American Tankers Limited (NAT). The CFO will leave her present administrative positions in NAT later this year.

On June 16, 2017, the Board of Directors declared a dividend of one preferred share purchase right for each of the Company’s common shares, par value $0.01 per share, and adopted the shareholders rights agreement, or the Rights Agreement, dated as of June 16, 2017, between the Company and Computershare Trust Company, N.A., as rights agent. The dividend is payable on June 26, 2017 to the shareholders of record on such date. For more information, please see the section entitled “Description of Preferred Shares – Description of Shareholder Rights Agreement.”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2016, as amended, filed with the Commission on May 1, 2017, and the other documents which are incorporated by reference in this prospectus, before making an investment in our securities. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us may decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This report and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker market, as a result of changes in the petroleum production levels set by the Organization of the Petroleum Exporting Countries, or OPEC, and worldwide oil consumption and storage, changes in our operating expenses, including bunker prices, drydocking and insurance costs, the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hire, failure on the part of a seller to complete a sale of a vessel to us and other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission, or the SEC.

SHARE HISTORY AND MARKETS

Since November 16, 2004, the primary trading market for our common shares has been the New York Stock Exchange, or the NYSE, on which our shares are listed under the symbol “NAT.”

The following table sets forth the high and low market prices for our common shares as reported by the New York Stock Exchange. You should also carefully review the high and low prices of our common shares for the month, quarter and year indicated under the heading “Item 9. The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2016, as amended, which is incorporated herein by reference.

The high and low market prices for our common shares by month since December 2016 have been as follows:

For the month:	NYSE HIGH	NYSE LOW
December 2016	$9.95	$8.28
January 2017	$9.39	$8.35
February 2017	$8.82	$7.88
March 2017	$8.32	$7.71
April 2017	$8.68	$8.00
May 2017	$8.40	$5.47
June 2017*	$6.49	$5.82

*	As of June 21, 2017

USE OF PROCEEDS

We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

Each prospectus supplement will include information on the Company’s consolidated capitalization.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

RATIO OF EARNINGS TO FIXED CHARGES

	Three months ended March 31,	For the years ended December 31,
	2017	2016	2015	2014	2013	2012
	(in thousands of U.S. dollars)
Earnings
Pre-tax Income (Loss) before Income or Loss from Equity Investee	1,514	42,288	117,185	(14,678)	(105,372)	(73,192)
Add: Fixed charges	4,117	12,700	11,835	12,244	11,518	5,851
Add: Amortization of Capitalized Interest	18	31	23	23	23	23
Add: Distributed Income of Equity investees	—	1,685	4,227	5,701	—	—
Less: Interest capitalized	(579)	(1,574)	(979)	—	—	—
Total Earnings	5,070	55,130	132,291	3,290	(93,831)	(67,318)
Fixed Charges
Interest expensed and capitalized	3,768	11,318	10,595	11,016	10,290	4,485
Amortization and write-off of capitalized expenses relating to indebtedness	349	1,382	1,240	1,228	1,228	1,366
Total Fixed Charges	4,117	12,700	11,835	12,244	11,518	5,851

Ratio of Earnings to Fixed Charges (2)	1.23	4.34	11.18	—	—	—

Dollar amount of the coverage deficiency	—	—	—	8,954	105,349	73,169

(1)	We have not issued any preferred shares as of the date of this prospectus.
(2)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expensed and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.

In addition, we may enter into options or other types of transactions that require us to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by us pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold under this Registration Statement.

If more than five percent (5%) of the net proceeds of any offering of common shares made under this prospectus will be received by a Financial Industry Regulatory Authority, or FINRA, member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF SHARE CAPITAL

Under our Memorandum of Association, as amended, our authorized capital consists of 180,000,000 shares having a par value of $0.01 per share, of which 101,969,666 shares are issued and outstanding as of the date of this prospectus. All of our shares are in registered form. Our common shares are listed on the New York Stock Exchange under the symbol “NAT.”

Share History

On April 11, 2014, we issued 13,800,000 shares at $8.62 per share in an underwritten registered follow-on offering. The net proceeds of the offer were primarily used to acquire two new vessels.

On August 12, 2014, we distributed, as dividend in kind to our shareholders, 669,802 shares of Nordic American Offshore Ltd. (NYSE: NAO), or NAO, which we acquired in an equity private placement conducted by NAO in connection with its establishment in November 2013.

In 2015, 193,000 shares under the 2011 Equity Incentive Plan were distributed to employees.

In December 2015, we amended and restated the 2011 Equity Incentive Plan to reserve an additional 137,665 restricted shares for issuance to persons employed in the management of the Company and members of the Board of Directors under the same terms as the original plan. The holders of the restricted shares are entitled to voting rights as well as to receive dividends paid during the trade restriction period. On January 8, 2016, all 137,665 restricted shares reserved under the Amended and Restated 2011 Equity Incentive Plan were issued to 30 employees.

On September 30, 2016, we issued 12,650,000 common shares at $10.00 per share in an underwritten registered follow-on offering. The net proceeds of the offering were primarily used to finance three newbuildings from Samsung, which we announced in October 2016 with expected delivery in the second half of 2018.

As of June 21, 2017, we have 101,969,666 common shares issued and outstanding.

Memorandum of Association and Bye-Laws

The following description of our share capital summarizes the material terms of our Memorandum of Association and our bye-laws.

Under our Memorandum of Association, as amended, our authorized capital consists of 180,000,000 common shares having a par value of $0.01 per share.

The purposes and powers of the Company include the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our bye-laws provide that our Board of Directors shall convene and the Company shall hold annual general meetings of shareholders in accordance with the requirements of the Companies Act at such times and places as the Board shall decide. However, under Bermuda law, a company may by resolution in general meeting, elect to dispense with the holding of an annual general meeting for (a) the year in which it is made and any subsequent year or years; (b) for a specified number of years; or (c) indefinitely. Our Board of Directors may call special general meetings of shareholders at its discretion or as required by the Companies Act. Under the Companies Act, holders of one-tenth of our issued common shares may call special general meetings.

Under our bye-laws, five days advance notice of an annual general meeting or any special general meeting must be given to each shareholder entitled to vote at that meeting unless, in the case of an annual general meeting, a shorter notice period for such meeting is agreed to by all of the shareholders entitled to vote thereat and, in the case of any other meeting, in accordance with the requirements of the Companies Act a shorter notice period for such meeting is agreed to by at least 95% of the shareholders entitled to vote thereat. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board of Directors may set a record date for the purpose of identifying the persons entitled to receive notice of and vote at a meeting of shareholders at any time before or after the date on which such notice is dispatched.

Our Board of Directors must consist of at least three and no more than 11 directors, or such number in excess thereof as the Board of Directors may from time to time determine by resolution. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting. Casual vacancies on our Board of Directors may be filled by a majority vote of the then-current directors.

Any director retiring at an annual general meeting will be eligible for reappointment and will retain office until the close of the meeting at which such director retires or (if earlier) until a resolution is passed at that meeting not to fill the vacancy or the resolution to re-appoint such director is put to a vote at the meeting and is lost. If a director’s seat is not filled at the annual general meeting at which he or she retires, such director shall be deemed to have been reappointed unless it is resolved by the shareholders not to fill the vacancy or a resolution for the reappointment of the director is voted upon and lost. No person other than a director retiring shall be appointed a director at any general meeting unless (i) he or she is recommended by the Board of Directors or (ii) a notice executed by a shareholder (not being the person to be proposed) has been received by our secretary no less than 120 days and no more than 150 days prior to the date our proxy statement is released to shareholders in connection with the prior year’s annual general meeting declaring the intention to propose an individual for the vacant directorship position.

A director may at any time summon a meeting of the Board of Directors. The quorum necessary for the transaction of business at a meeting of the Board of Directors may be fixed by the Board of Directors and, unless so fixed at any other number, shall be two directors. Questions arising at any meeting of the Board of Directors shall be determined by a majority of the votes cast.

Our bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our bye-laws provide that a director who has an interest in any transaction or arrangement with the Company and who has complied with the provisions of the Companies Act and with our bye-laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested.

Our bye-laws permit us to increase our authorized share capital with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy.

There are no pre-emptive, redemption, conversion or sinking fund rights attached to our common shares. The holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Shareholders present in person or by proxy and entitled to vote at a meeting of shareholders representing the holders of at least one-third of the issued shares entitled to vote at such general meeting shall be a quorum for all purposes.

Under our bye-laws, our Board of Directors is authorized to attach to our undesignated shares such preferred, qualified or other special rights, privileges, conditions and restrictions as the Board of Directors may determine. The Board of Directors may allot our undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the Board of Directors may not attach any rights or restrictions to our undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alternation or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares.

Subject to Bermuda law, special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution of the holders of such shares voting in person or by proxy.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Our bye-laws provide that our Board of Directors may, from time to time, subject to compliance with the provisions of the Companies Act, declare and pay dividends or distributions out of contributed surplus, which we refer to collectively as dividends. Each common share is entitled to dividends if and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.

Bermuda law permits the bye-laws of a Bermuda company to contain a provision indemnifying the Company’s directors and officers for any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty, save with respect to fraud or dishonesty. Bermuda law also grants companies the power generally to indemnify directors and officers of a company, except in instances of fraud and dishonesty, if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of such company or was serving in a similar capacity for another entity at such company’s request.

Our bye-laws provide that each director, alternate director, officer, person or member of a committee, if any, resident representative, and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors or administrators, which we refer to collectively as an indemnitee, will be indemnified and held harmless out of our assets to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties except in respect of fraud or dishonesty. In addition, each indemnitee shall be indemnified out of the assets of the Company against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted.

Under our bye-laws, we and our shareholders have agreed to waive any claim or right of action we or they may have at any time against any indemnitee on account of any action taken by such indemnitee or the failure of such indemnitee to take any action in the performance of his duties with or for the Company with the exception of any claims or rights of action arising out of fraud or actions to recover any gain, personal profit or advantage to which such indemnitee is not legally entitled.

Our Board of Directors may, at its discretion, purchase and maintain insurance for, among other persons, any indemnitee or any persons who are or were at the time directors, officers or employees of the Company, or of any other company in which the Company has a direct or indirect interest that is allied or associated with the Company, or of any subsidiary undertaking of the Company or such other company, against liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company, subsidiary undertaking or any such other company.

Our Memorandum of Association may be amended with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy and our bye-laws may be amended by approval by not less than 75% of the votes cast in respect of our issued and outstanding common shares represented in person or by proxy.

Dividend Reinvestment and Direct Stock Purchase Plan

We have a Dividend Reinvestment and Direct Stock Purchase Plan allowing existing shareholders to purchase additional common shares by reinvesting all or a portion of the dividends paid on their common shares. We currently do not have an effective registration statement relating to the plan and cannot offer initial investments into the Company or accept any cash investments through the plan.

DESCRIPTION OF PREFERRED SHARES

Under our amended and restated bye-laws, our Board is authorized to attach to our undesignated shares such preferred, qualified or other special rights, privileges, conditions and restrictions as the Board may determine, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The Board may allot our undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the Board may not attach any rights or restrictions to our undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alternation or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

Description of Shareholder Rights Agreement

On June 16, 2017, our Board declared a dividend of one preferred share purchase right, or a Right, for each outstanding common share and adopted a shareholder rights plan, as set forth in the Shareholders Rights Agreement dated as of June 16, 2017, or the Rights Agreement, by and between the Company and Computershare Trust Company, N.A., as rights agent.

The Board adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common shares without the approval of the Board. If a shareholder’s beneficial ownership of our common shares as of the time of the public announcement of the rights plan and associated dividend declaration is at or above the applicable threshold, that shareholder’s then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the shareholder increases its ownership percentage by 1% or more.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board.

For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which is an exhibit to the Form 8-A filed by us on June 16, 2017 and incorporated herein by reference. The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibit.

The Rights . The Rights trade with, and are inseparable from, our common shares. The Rights are evidenced only by certificates that represent our common shares. New Rights will accompany any new common shares of the Company issues after June 26, 2017 until the Distribution Date described below.

Exercise Price . Each Right allows its holder to purchase from the Company one one-thousandth of a Series A Participating Preferred Share (a “Preferred Share”) for $30.00 (the “Exercise Price”), once the Rights become exercisable. This portion of a Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Exercisability . The Rights are not exercisable until ten days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of our outstanding common shares.

Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended, are treated as beneficial ownership of the number of our common shares equivalent to the economic exposure created by the derivative position, to the extent our actual common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.

For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 15% or more of our outstanding common shares, the Rights Agreement “grandfathers” their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.

The date when the Rights become exercisable is the “Distribution Date.” Until that date, our common share certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of our common shares will constitute a transfer of Rights. After that date, the Rights will separate from our common shares and will be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of our common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.

Preferred Share Provisions

Each one one-thousandth of a Preferred Share, if issued, will, among other things:

•	not be redeemable;

•	entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our common shares or a subdivision of our outstanding common shares (by reclassification or otherwise), declared on our common shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.

The value of one one-thousandth interest in a Preferred Share should approximate the value of one common share.

Consequences of a Person or Group Becoming an Acquiring Person.

•	Flip In . If an Acquiring Person obtains beneficial ownership of 15% or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or were, under certain circumstances specified in the Rights Agreement, beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

•

Flip Over . If, after an Acquiring Person obtains 15% or more of our common shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

•	Notional Shares . Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Redemption . The Board may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if the Company has a stock dividend or a stock split.

Exchange . After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common shares, the Board may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one common share.

Expiration . The Rights expire on the earliest of (i) June 16, 2027; or (ii) the redemption or exchange of the Rights as described above.

Anti-Dilution Provisions . The Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or our common shares. No adjustments to the Exercise Price of less than 1% will be made.

Amendments . The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Taxes . The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Shareowner Services LLC.

Listing

Our common shares are listed on the New York Stock Exchange under the symbol “NAT.”

DESCRIPTION OF DEBT SECURITIES

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as “subsequent filings.” The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	whether the debt securities will be our senior or subordinated securities;

•	whether the debt securities will be our secured or unsecured obligations;

•	the applicability and terms of any guarantees;

•	the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;

•	whether the debt securities will be issued in the form of global securities or certificates in registered form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the debt securities; and

•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

Senior Debt

We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

Covenants

Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	our ability to incur either secured or unsecured debt, or both;

•	our ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which

•	continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. We expect that such terms will include, among others:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see the section entitled “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units. We expect that such terms will include, among others:

•	the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$57,950
Printing and engraving expenses	$		*
Legal fees and expenses	$		*
FINRA fee	$		*
NYSE Supplemental Listing Fee	$		*
Accounting fees and expenses	$		*
Miscellaneous	$		*
Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by MJM Limited with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. law.

EXPERTS

The consolidated financial statements of Nordic American Tankers Limited and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the two-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2016 consolidated financial statements refers to a change in the method of accounting for debt issuance costs.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states Nordic American Tankers Limited lacked effective controls to ensure the proper application of ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.

The consolidated financial statements of Nordic American Offshore Ltd. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The 2014 consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of shareholders’ equity, and consolidated statement of cash flows (including the effects of the retrospective adjustments to the consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of shareholders’ equity, and consolidated statement of cash flows) have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report incorporated by reference in the registration statement (which report expresses an unqualified opinion on the consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of shareholders’ equity, and consolidated statement of cash flows and includes an explanatory paragraph relating to the adjustment for the accounting change in the investment in Nordic American Offshore Ltd. discussed in Note 4). The retrospective adjustments to the 2014 consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of shareholders’ equity, and consolidated statement of cash flows have been audited by Deloitte AS. The 2014 consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of shareholders’ equity, and consolidated statement of cash flows included in this Registration Statement have been so included in reliance upon the report of Deloitte AS given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below:

•	Current report on Form 6-K, furnished with the Commission on June 22, 2017, which contains dividend and earnings report for the first quarter of 2017.

•	Current report on Form 6-K, furnished with the Commission on June 2, 2017.

•	Annual Report on Form 20-F/A for the year ended December 31, 2016, filed with the Commission on May 1, 2017, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	The description of the preferred share purchase rights set forth in our Registration Statement on Form 8-A, filed with the Commission on June 16, 2017

•	The description of our common share set forth in our Registration Statement on Form 8-A, filed with the Commission on November 12, 2004, as amended.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:

Nordic American Tankers Limited

Attn: The Secretary

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

http://www.nat.bm

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited consolidated financial statements and a report by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited consolidated financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the New York Stock Exchange, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.